SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2018

Dear Shareholder:

It is our pleasure to invite you to attend Syntel’s 2018 Annual Meeting of Shareholders on Wednesday, June 6, 2018, at 10:00 a.m. Eastern time. The meeting will be held at the offices of Syntel, Inc. located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. If you need directions, please contact us at (248) 619-2800.

We are pleased to provide our proxy materials to shareholders on the internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need while lowering the cost of delivery and reducing the environmental impact. As a result, we are mailing our shareholders, on or about April 27, 2018, a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our on-line proxy statement and annual report, for voting your shares, and for requesting printed copies of the proxy materials.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote online or to complete, sign, and return your proxy as soon as possible. This will ensure representation of your shares in the event you are unable to attend. You may later revoke your proxy and vote in person at the meeting if you wish.

Sincerely,

Bharat Desai Co-Chairman	Prashant Ranade Co-Chairman

SYNTEL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 6, 2018

The Annual Meeting of Shareholders of Syntel, Inc., a Michigan corporation, will be held on Wednesday, June 6, 2018, at 10:00 a.m. Eastern time, at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, to consider and act upon the following matters:

1.	The election of nine directors to serve on Syntel’s Board of Directors;

2.	An advisory (non-binding) vote to approve the compensation paid to Syntel’s named executive officers;

3.	A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year; and

4.	Such other business as may properly come before the meeting and any adjournment of the meeting.

Only shareholders of record at the close of business on April 11, 2018 may receive notice of and vote at the meeting. Syntel’s 2017 Annual Report to Shareholders is also provided with this Proxy Statement.

By Order of the Board of Directors

April 27, 2018	Daniel M. Moore
Chief Administrative Officer, General
Counsel, and Corporate Secretary

Whether or not you plan to attend the 2018 Annual Meeting,

please take the time to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on June 6, 2018.

The annual report to shareholders and the proxy statement, including the notice of annual meeting, are available on the internet at:

https://materials.proxyvote.com/87162H

SYNTEL, INC.

525 East Big Beaver Road, Suite 300

Troy, Michigan 48083

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 6, 2018

Solicitation of Proxies

This proxy statement and the proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Syntel, Inc. (“Syntel” or the “Company”) to be used at Syntel’s 2018 Annual Meeting of Shareholders. The proxy is your vote as a shareholder of Syntel on the matters presented at the Annual Meeting. The Annual Meeting will be held at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, on Wednesday, June 6, 2018, at 10:00 a.m. We expect this proxy statement, the proxy, the annual report, and a Notice of Internet Availability of Proxy Materials (“Notice”) to be first made available to shareholders on or about April 27, 2018.

Syntel will pay the entire cost of soliciting proxies. Syntel will arrange with brokerage houses, nominees, custodians, and other fiduciaries to send proxy soliciting materials to beneficial owners of Syntel’s common stock (“Common Stock”) at Syntel’s expense.

General Voting Information

Only holders of record of Syntel’s Common Stock at the close of business on April 11, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 82,967,354 shares of Common Stock with voting rights issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in the shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting. Abstentions and votes withheld by brokers on proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with Syntel’s transfer agent are considered, with respect to those shares, to be the shareholder of record. Syntel has engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to send the Notice directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Broadridge, or to vote in person at the Annual Meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for those shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee, or nominee as to how to vote and also are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote those shares in person at the Annual Meeting without a proxy from the broker, trustee, or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the internet website specified in the voting instructions provided by their brokers, trustee, or nominees. Record and beneficial holders who request printed proxy materials may vote by mail, online, or telephone by following the instructions in the proxy materials that will be sent to them.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless a proxy has previously been revoked, be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the proxy intend to vote all proxies received by them FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3, as set forth in the Notice and proxy.

Revoking a Proxy

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Syntel’s Corporate Secretary prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee, or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person. If you decide to send your written notice of revocation or later-dated proxy to Syntel before the Annual Meeting, please send it to the attention of the Chief Administrative Officer, Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, so that it will arrive before June 6, 2018.

PROPOSAL 1. ELECTION OF DIRECTORS

Under Syntel’s Restated Articles of Incorporation, as amended, all of the members of Syntel’s Board of Directors (“Board”) are elected each year to hold office for a one year term and until their successors are duly elected and qualified. There are currently nine members of the Board, all of whom have been nominated to be elected at this year’s Annual Meeting.

Each director elected will serve a one year term ending at Syntel’s 2019 Annual Meeting of Shareholders. The nominees named below were recommended for nomination for election at this Annual Meeting of Syntel’s shareholders by the Board’s Nominating and Corporate Governance Committee and nominated by the full Board. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy provided with this proxy statement to vote to elect the nominees named below as directors.

The nominees receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors. Shares not voted (whether by abstention, broker non-votes, or otherwise) have no effect on the election. Valid proxies received by Syntel will be voted in favor of the nine director nominees listed below unless a contrary choice is indicated. In case any nominee is unable or declines to serve, proxies will be voted for another person designated by the Board to replace the nominee, however, the Board does not anticipate this will occur. For the 2018 Annual Meeting of Shareholders, each proxy may be voted for no more than the nine director nominees listed.

Information concerning the nominees for election, with respect to age and positions with Syntel or other principal occupations for the past five years follows. All nominees have extensive business and senior management experience and together represent a group of individuals with skills and experience in those areas Syntel considers to be the most critical to its business and prospects, including knowledge of and experience in the information technology industry, operations, finance, sales, and general enterprise management.

Paritosh K. Choksi, age 65, is Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of ATEL Capital Group and its affiliates, a financial services management company headquartered in San Francisco, California, and has served in those capacities since April 2001. Mr. Choksi has served as a director of Syntel since August 1997. Mr. Choksi has also been named the Lead Director of the Board and in that capacity chairs the Board in the absence of the Co-Chairmen of the Board and also chairs the executive sessions of the independent members of the Board. In nominating Mr. Choksi, the Board considered his significant experience in management, corporate governance, and finance as a chief financial officer with three companies, including experience with start-ups and going public. The Board believes that Mr. Choksi’s experience enables him to provide strength in management, corporate governance, compensation, strategy, and finance.

Bharat Desai, age 65, is a co-founder of Syntel and serves as its Co-Chairman of the Board. He has been a director of Syntel since its formation in April 1980. Mr. Desai has served as the Co-Chairman of Syntel’s Board since November 2016 and served as Syntel’s Chairman from February 1999 to November 2016. Mr. Desai also served as Syntel’s Chief Executive Officer from its formation in April 1980 until February 2009 and as Syntel’s President from its formation until December 2006. Mr. Desai is the spouse of Ms. Sethi. In nominating Mr. Desai, the Board considered that, as well as being a founder of Syntel, Mr. Desai has long term experience in the information technology industry. The Board believes that Mr. Desai’s experience as Co-Chairman, formerly sole Chairman, and as the former Chief Executive Officer and President of Syntel enables him to provide strategic vision for Syntel’s growth, as he has since its establishment in 1980, as well as a wealth of institutional knowledge.

Thomas Doeke, age 62, now retired, previously served as the Executive Vice President and Chief Financial Officer of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc.) from August 2004 to September 2009. Mr. Doeke has served as a director of Syntel since August 2009. In nominating Mr. Doeke, the Board considered his significant experience in management and corporate governance and in finance as a chief financial officer. The Board believes that Mr. Doeke’s extensive experience with a service and operations company enables him to provide strength in operations, strategy, corporate governance, and finance.

Rakesh Khanna, age 55, was appointed Chief Executive Officer and President of the Company in July 2017. He previously served the Company as Interim Chief Executive Officer from November 2016 to July 2017, as Chief Operating Officer from January 2012 to October 2016 and as President, Business Unit Head – Banking and Finance from July 2005 to December 2011. Mr. Khanna has served as a director of the Company since July 2017. In nominating Mr. Khanna, the Board considered his senior management experience, extensive experience in the information technology industry, and long-term history with Syntel. The Board believes that Mr. Khanna’s experience enables him to provide strength in strategy, sales and marketing, personnel, and operations management.

Rajesh Mashruwala, age 66, now retired, previously served as the Executive Vice President (Office of the Chief Executive Officer) of TIBCO Software Inc., a software design and implementation company headquartered in Palo Alto, California, from September 2005 until February 2008 and as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc. from February 2002 until September 2005. Mr. Mashruwala has served as a director of Syntel since June 2010. In nominating Mr. Mashruwala, the Board considered his sales, marketing, engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. Mr. Mashruwala also holds three patents. The Board believes that Mr. Mashruwala’s experience enables him to provide strength and insight in brand development, sales and marketing, research and development, management, and corporate governance.

Prashant Ranade, age 65, was appointed Co-Chairman of Syntel in November 2016. He previously served as Syntel’s Vice Chairman from April 2014 to November 2016 and as Chief Executive Officer and President from February 2010 to April 2014. Mr. Ranade has served as a director of Syntel since June 2007. In nominating Mr. Ranade, the Board considered his senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare, and supply chain/logistics domains of global businesses. The Board believes that Mr. Ranade’s experience enables him to provide strength in strategy, leadership development, sales and marketing, and operations management.

Vinod K. Sahney, age 75, has been University Distinguished Professor of Industrial Engineering and Operations Research at Northeastern University since September 2010, a Senior Fellow at The Institute for HealthCare Improvement since September 2010, and Adjunct Professor of Health Policy and Management at the Harvard University School of Public Health since September 1977. Previously he was Senior Vice President and Chief Strategy Officer of Blue Cross Blue Shield of Massachusetts from May 2006 through May 2010. Mr. Sahney has served as a director of Syntel since July 2014. In nominating Mr. Sahney, the Board considered his experience with health care institutions and health care insurance providers as well as his service as a chief strategy officer and as a board member for several health care institutions. The Board believes that Mr. Sahney’s experience enables him to provide strength in operations, strategy, marketing, government and public relations, and community affairs.

Rex E. Schlaybaugh, Jr., age 69, now retired, was an attorney with Dykema Gossett PLLC for more than 35 years through February 2015. Mr. Schlaybaugh has served as a director of Syntel since October 2016. In nominating Mr. Schlaybaugh, the Board considered his significant experience in corporate governance including previous service on other boards. The Board believes that Mr. Schlaybaugh’s experience in mergers and acquisitions, securities matters, and corporate governance enables him to provide guidance in strategy, acquisitions, and corporate governance.

Neerja Sethi, age 63, is a co-founder of Syntel and has served as a director of Syntel since its formation in 1980. She also served as Vice President, Corporate Affairs until November 2016. Ms. Sethi is the spouse of Mr. Desai. In nominating Ms. Sethi, the Board considered her extensive experience in the information technology industry and, as a founder of Syntel, her involvement in and knowledge of Syntel’s development since its formation in 1980. The Board believes that Ms. Sethi’s experience enables her to provide strength in strategy, general management, and personnel and that she also has a high degree of institutional knowledge.

Board Recommendation

The Board recommends that you vote FOR the election of the nominees listed above.

Board Independence

The Board has determined that Messrs. Choksi, Doeke, Mashruwala, Sahney, and Schlaybaugh, constituting a majority of the Board, have no material relationships with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and that they are independent as determined in accordance with the director independence standards of the National Association of Securities Dealers (“NASD”), as the director has no relationship which would interfere with his or her exercise of independent judgment in carrying out their responsibilities as a director, and as determined in accordance with the director independence standards of the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and is independent as determined under the NASD and SEC director independence standards.

Board Leadership Structure and Role in Risk Oversight

Bharat Desai and Prashant Ranade serve as Syntel’s Co-Chairmen and Rakesh Khanna serves as Syntel’s Chief Executive Officer and President. The Board believes that this structure allows Messrs. Desai and Ranade to focus on Syntel’s strategic direction and Mr. Khanna to focus on management of Syntel’s day to day operations, while also allowing them to support each other in those areas. The Board also believes that independent oversight of management is an important component of corporate governance and has appointed Paritosh K. Choksi as Lead Director. Mr. Choksi’s responsibilities include presiding over executive sessions of the Board where only independent directors are present and acting as liaison between the independent directors and Messrs. Desai, Khanna, and Ranade and Ms. Sethi. The Board believes that this structure is appropriate and in the best interests of the shareholders as it allows for both strong leadership at the highest level of management and independent oversight.

The Board is responsible for assessing the major risks facing Syntel and reviewing options for their mitigation. The Board works with the leadership team to identify the significant risks to Syntel’s business, discusses and analyses those risks, and determines whether any action is needed to mitigate them. The Board also reviews risk management practices and certain significant risks in the course of its review of corporate strategy, business plans, and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board and Syntel employees involved in risk management.

Meetings and Committees of the Board

The Board meets regularly, at least once each quarter. During 2017, the Board held seven meetings. The standing committees established by the Board are described below.

Audit Committee. The Audit Committee is responsible for, among other things, appointing an independent registered accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent auditors for audit services, non-audit services, and related matters. The Audit Committee met eleven times during 2017. The current members of the Audit Committee are Thomas Doeke (Committee Chairperson), Paritosh K. Choksi, and Rex E. Schlaybaugh, Jr. The Board has determined that Thomas Doeke and Paritosh K. Choksi are “audit committee financial experts” and that each member of the Audit Committee is independent and qualified to serve on the Committee under the NASD listing standards. The Audit Committee is authorized to engage or consult from time to time, as appropriate and at Syntel’s expense, consultants, independent legal counsel, and other experts and advisors it considers necessary, appropriate, or advisable in the discharge of its responsibilities. The Audit Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of Syntel. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans, including bonuses, for the chief executive officer and other executive officers of Syntel. The Compensation Committee also administers Syntel’s 2016 Incentive Plan. The Compensation Committee may not delegate its authority to develop and monitor the executive compensation policies or to administer Syntel’s salary and incentive compensation plans. The Compensation Committee met six times during 2017. The current members of the Compensation Committee are Paritosh K. Choksi (Committee Chairperson), Rajesh Mashruwala, and Vinod K. Sahney. The Board has determined that each member of the Committee is independent under the NASD listing standards. The Compensation Committee is authorized to engage or consult from time to time, as appropriate and at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board nominees, including nominees submitted by shareholders, who are qualified to serve on the Board, to develop and periodically review corporate governance principles for Syntel, and oversee the evaluation of Board members and management. The Nominating and Corporate Governance Committee met four times during 2017. The current members of the Nominating and Corporate Governance Committee are Rex E. Schlaybaugh, Jr. (Committee Chairperson), Paritosh K. Choksi, Thomas Doeke, and Rajesh Mashruwala. The Board has determined that each member of the

Committee is independent under the NASD listing standards. The Nominating and Corporate Governance Committee is authorized to engage or consult from time to time, as appropriate and at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Nominating and Corporate Governance Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Nominating and Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates on the same basis as it considers all director candidates. All director candidates must have multiple years of relevant business experience and have a history of high integrity and ethical behavior. In considering director candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are comprised of experienced and qualified advisors. These factors may include judgment, skill, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members and management, as well as shareholders. The Nominating and Corporate Governance Committee has retained third party search firms from time to time to identify and evaluate candidates, and the Committee is authorized to continue that practice. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, Attn: Chief Administrative Officer. To be timely for the 2019 Annual Meeting, the names and supporting information should be received by the Chief Administrative Officer no later than December 26, 2018.

Meeting Attendance and Shareholder Communications with Directors

During 2017, all current directors attended at least 75% of the meetings of the Board and the committees on which they served. In 2017, all of the director nominees (other than Mr. Khanna, who was appointed in July 2017) attended the Annual Meeting of Shareholders in person or by conference line. Syntel’s Nominating and Corporate Governance Committee has adopted a policy requiring director attendance at annual shareholder meetings, either in person or by conference line.

Shareholders may send written communications to the Board, committees of the Board, and individual directors by mailing those communications to our Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, who will forward all such communications to the addressee(s). Shareholders may also communicate with the Board, or only with the independent directors, by means of the incident reporting process at www.mysafeworkplace.com.

Compensation of Directors

Directors who are also employees of Syntel do not receive any additional compensation for their service as a Director. Directors who are not employees of Syntel are paid annual retainers for the various services they provide. All non-employee directors receive a $65,000 annual retainer as well as $20,000 for attending an annual weeklong conference in India where they visit Syntel facilities and hold in-depth meetings with management members. No other meeting fees are paid. The Lead Director receives an additional annual retainer of $30,000. The chairperson of the Audit Committee receives an additional annual retainer of $15,000, the chairperson of the Compensation Committee receives an additional annual retainer of $7,500, and the chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors who serve on committees but are not the chairperson receive additional annual retainers of $5,000 for serving on the Audit Committee, $2,500 for serving on the Compensation Committee, and $1,500 for serving on the Nominating and Corporate Governance Committee.

Each non-employee director receives an annual grant of restricted stock units valued at $85,000 each time they are elected or reelected to the Board, prorated for a partial year if the director is appointed between annual shareholder meetings. The grant is made under Syntel’s 2016 Incentive Plan. The number of shares issued to each such director is determined by dividing $85,000, or the prorated amount, by the closing price of Common Stock on the day of the annual shareholder meeting or the day the director was first appointed. The restrictions on these shares lapse on the date of the next annual shareholder meeting after their issuance.

Each non-employee director receives an annual stipend to reimburse him or her for the cost of air travel to Syntel Board meetings and to the annual conference in India, with one fourth of the travel stipend paid out each quarter. For directors living in the United States, the annual stipend is $12,000. For directors living outside of the United States, the annual stipend is $25,000. All other director travel expenses are reimbursed as incurred.

Director Compensation Table

The following table provides summary information concerning the compensation for the 2017 fiscal year of Syntel’s directors who are not executive officers named in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation (2)		Total ($)

Paritosh K. Choksi	129,000	84,995	39,285	(3)	253,280

Thomas Doeke	101,500	84,995	52,285	(4)	238,780

Rajesh Mashruwala	91,333	84,995	39,285	(3)	215,613

Vinod K. Sahney	90,833	84,995	39,285	(3)	215,113

Rex E. Schlaybaugh, Jr.	89,334	84,995	12,000	(5)	186,329

Neerja Sethi	85,000	84,995	12,000	(5)	181,995

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2017, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named director. The aggregate numbers of shares of Common Stock issued as restricted stock awards and outstanding at December 31, 2017 were: Paritosh K. Choksi, 5,114; Thomas Doeke, 5,114; Rajesh Mashruwala, 5,114; Vinod K. Sahney, 5,114; Rex E. Schlaybaugh, Jr., 5,114, and Neerja Sethi, 5,114.
(2)	In consideration of the impact of the special dividend of $15.00 per share declared by Syntel and payable in October 2016, the Compensation Committee determined that all restricted stock units granted under the 2016 Incentive Plan prior to the dividend record date would receive a cash amount equivalent to the special dividend when the applicable restrictions lapsed on those units. The cash amount for restricted stock units vesting in 2017 is included in this column for Messrs. Choksi, Doeke, Mashruwala, and Sahney, who held restricted stock units granted prior to the October 2016 dividend record date.
(3)	Represents a travel stipend of $12,000 and a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $27,285.
(4)	Represents a travel stipend of $25,000 and a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $27,285.
(5)	Represents a travel stipend of $12,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee of our Board (the “Committee”) oversees and administers executive compensation. The Committee operates under a written charter adopted by our Board and is comprised entirely of independent, non-employee directors. The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter.

The Committee seeks to increase shareholder value by rewarding performance with cost effective compensation while at the same time ensuring that Syntel is able to attract and retain the best executive talent through adherence of the compensation program to the following core philosophy:

•	Provide rewards based on Company and individual performance.

•	Provide compensation that is sufficient to attract, retain and motivate the best possible executive talent.

•	Provide an incentive to create long term shareholder value.

At the Company’s 2017 annual meeting of shareholders, the compensation of the named executive officers (“NEO”) received advisory approval from 97.3% of the votes cast by the Company’s shareholders. At the Company’s 2017 annual meeting of shareholders, the shareholders also voted in favor of holding the advisory vote on NEO compensation every year. The Company has determined to follow the shareholders’ recommendation on the frequency of shareholder advisory votes on NEO compensation and is holding an advisory vote at this year’s annual meeting as discussed under “Proposal 2. An Advisory (Non-Binding) Vote to Approve the Compensation Paid to Syntel’s Named Executive Officers” below. The next advisory vote on whether to hold the advisory vote every year, every two years, or every three years is scheduled to be held at the Company’s 2023 annual meeting.

Main Elements of Compensation

Base Salary

Base salary is an important part of an executive’s compensation, and the Committee reviews each NEO’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role with Syntel, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Short Term Incentive Plan (“STIP”)

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail later in this Compensation Discussion and Analysis. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. STIP awards are made pursuant to the Syntel 2016 Incentive Plan (the “2016 Plan”).

Long Term Incentive Plan (“LTIP”)

The LTIP provides for the payment of equity and/or non-equity awards and is considered by the Committee on an annual basis. The LTIP is a key element of the total compensation program for our NEOs. It is intended to drive the creation of long term value for shareholders, to avoid only short term focus by our NEOs and to attract and retain executives capable of effectively executing our business strategies. LTIP awards are made pursuant to the 2016 Plan.

Determining Executive Compensation

Process for Evaluating Chief Executive Officer Compensation

The Committee discusses and makes all recommendations relating to the compensation of the Chief Executive Officer (“CEO”) in executive session without the CEO present. The CEO has no role in determining his/her own compensation. In reviewing the compensation of the CEO, the Committee considers the performance of the Company and the CEO’s contribution to that performance. This assessment includes a holistic review of financial metrics like revenue, earnings per share, and cash flow metrics as well as progress against non-financial initiatives such as customer service, share growth, leadership, employee engagement, values and integrity. Based on this review, the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

Other than the compensation of Co-Chairman Ranade, who, as a former CEO, is involved in mentoring the CEO and the leadership team and also in strategic initiatives, the Committee believes that the compensation for the CEO must be higher than the next highest paid NEO in order to reflect the greater responsibilities given and demands upon the CEO and to achieve the three goals of the executive compensation program identified at the start of this Compensation Discussion and Analysis.

Process for Determining Executive Officer Compensation (other than CEO)

While making individual compensation decisions for NEOs, the Committee takes many factors into consideration besides Company performance. Some of these factors are the executive’s individual performance, the performance of the executive’s business unit (“BU”) or business development area, the executive’s historical compensation, and individual concerns around retaining the executive.

“Market Data”, when referenced throughout this Compensation Discussion and Analysis, refers to job descriptions and duties, the Committee members’ knowledge regarding the years of experience and responsibilities of the executive officers, and the Committee members’ own perceptions of the risk of particular executive officers accepting alternative employment.

The Committee does not adhere to strict formulas or comparisons with Market Data to determine the total compensation or mix of compensation elements. Instead, as described below, the Committee collectively considers various factors in exercising its discretion and judgment to determine overall compensation, including the experience, responsibilities and performance of individuals, as well as Syntel’s overall financial performance. The Committee believes that each compensation package in its totality achieves the above three elements of its compensation program and that this flexibility is important in designing compensation arrangements to attract, retain and motivate executives.

Because NEOs are in a position to directly influence the overall performance of the Company, a significant portion of their compensation is delivered in the form of performance-dependent incentives. The level of performance-based pay varies for each executive based on level of responsibility, market practices, and internal equity considerations as well as the perceived risk of an individual executive officer accepting alternative employment.

The STIP is payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee. The Committee believes that the target value of the STIP payable to the NEOs at 100% of targeted performance should be between 30% and 50% of base salaries to incent proper focus on targeted performance.

The Committee approves the awards under the STIP consistent with the achievement of the applicable goals. The Committee does on occasion make exceptions to payment in strict accordance with achievement of goals based on unusual or extraordinary circumstances. NEOs must be on the payroll of the Company at the time of disbursement of the STIP and the LTIP to be eligible for payment under these plans.

The Committee may grant LTIP awards in any year. The LTIP grants for 2017 provided for payment of equity with an objective of creating long term value for our NEOs while focusing on achieving our long term business strategies. The Committee approved only the grant of restricted stock LTIP awards in 2017. The grant size was determined based on input from the CEO, Market Data, and consideration of earnings.

Base Salary

Syntel views base salaries as a tool that provides executives with a reasonable base level of monthly income relative to the jobs they are doing. Syntel’s philosophy is that base salaries should meet the objectives of attracting and retaining the NEOs needed to run the business. In establishing base salaries, the Committee considers Market Data as a reference, but also exercises its judgment with respect to each executive officer’s responsibility, performance, experience, internal parity and the perceived risk of having to replace the executive officer.

In reviewing base salaries for NEOs for 2017, the Committee considered local market conditions, Market Data, the NEO’s experience and responsibilities, the Company’s financial performance, the perceived risk of having to replace the NEO and the NEOs performance against their prior year individual objectives. Local market conditions, as used herein, refers to the market conditions in restricted geographies, for example a particular section of a country (e.g., the west coast of the U.S.), a particular state (e.g., Texas), or a particular city (e.g., Boston). Local market conditions may or may not be less favorable than regional, national or international markets. Local market conditions also contain fewer companies and competitors.

For Mr. Ranade, his individual objectives included Company revenue, Company earnings per share (“EPS”), mentoring the leadership group, and acting as executive sponsor for assigned client relationships and as coach and executive sponsor for select strategic initiatives. For Mr. Khanna, his individual objectives included Company revenue, Company EPS, focusing on growth in the 4-50 accounts by revenue, retention and succession planning, developing talent, focus group results, and progress on an internal project. For Mr. Agrawal, his individual objectives included Company revenue, Company EPS, tax rate management, operating margin improvement, days sales outstanding, and automation of functions. For Mr. Moore, his individual objectives included Company revenue, Company EPS, litigation management, automation of functions, legal risk mitigation, and contract negotiations. For Mr. Ray, his individual objectives included business unit revenue and gross margin, Company EPS, focusing on revenue growth in existing accounts, obtaining client references, focus group results, and revenue forecast.

The Committee reviewed each continuing NEO’s base salary for 2017, taking into account the factors referenced above. Mr. Desai as Chairman had a 2016 as well as 2017 base salary of $250,000. As the largest Syntel shareholder, Mr. Desai declined to accept any increase in base salary for 2017. Mr. Ranade had his base salary revised to $788,905 upon becoming Co-Chairman in late 2016 and had no increase for 2017. Mr. Khanna had his base salary revised to $279,300 upon becoming Interim Chief Executive Officer in late 2016, and had no increase for 2017, as that salary continued upon becoming Chief Executive Officer. Mr. Agrawal as Chief Financial Officer and Chief Information Security Officer, Mr. Moore as Chief Administrative Officer, General Counsel and Secretary, and Mr. Ray as Senior Vice President had no increases to their base salaries for 2017.

STIP

In 2017, the Committee approved the granting of STIP awards providing for cash compensation based upon targeted performance for fiscal year 2017. The Committee believes that NEOs must work as a team and focus primarily on Company goals rather than solely on individual goals. The Committee believes that enhancing the long term value of the Company requires increased revenue, improved gross margin and increased EPS each year, and therefore successful achievement of short-term goals. The Committee also believes it must reward and encourage individual performance and hence assigned a portion of the STIP to individual objectives called “Qualitative Objectives”. Therefore, overall, the Committee has assigned 50% of the STIP to Company revenue, 30% to EPS goals and 20% toward individual Qualitative Objectives for all NEOs other than BU Heads and NEOs focused on business development. For NEOs that are BU heads or in business development, the Committee assigned 50% of the STIP toward individual revenue targets, 20% toward gross margin targets, 10% toward companywide EPS goals, and 20% toward individual qualitative objectives.

There are no minimum grants under Syntel’s STIP if none of the targets are achieved.

The Committee considered local market conditions, Market Data, each NEO’s experience and responsibilities, and the perceived risk of having to replace the NEO in determining the 2017 STIP for NEOs. For 2017, Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept any STIP. Mr. Ranade, Mr. Khanna, Mr. Agrawal, and Mr. Moore performed functions servicing the entire Company and were assigned GAAP revenue and EPS targets for the entire Company as well as individual Qualitative Objectives. Mr. Ray’s function was for a specific BU and he was assigned revenue and gross margin targets for his specific BU and EPS targets for the entire Company, as well as individual qualitative objectives.

The following tables describe the STIP performance targets for each NEO. The tables are separated by the percentage of STIP award to be received by the NEO if the listed target levels are achieved.

STIP Weightage						Target for 100% of STIP Component
Name	GAAP Revenue	Gross Margin	EPS	Qualitative Objectives	Total	GAAP Revenue ($M)	Gross Margin ($M)	EPS ($)	Qualitative Objectives
Prashant Ranade	50%	NA	30%	20%	100%	1,000.00	NA	2.23	Mentoring leadership group, executive sponsor for assigned client relationships, coach and executive sponsor for select strategic initiatives

Rakesh Khanna	50%	NA	30%	20%	100%	1,000.00	NA	2.23	Focus on growth in 4-50 accounts, retention and succession planning, talent, focus group and an internal project

Anil Agrawal	50%	NA	30%	20%	100%	1,000.00	NA	2.23	Tax rate management, operating margin improvement, days sales outstanding, automation of function

Daniel Moore	50%	NA	30%	20%	100%	1,000.00	NA	2.23	Litigation management, automation of function, legal risk mitigation, contract negotiations

Raja Ray	50%	20%	10%	20%	100%	171.08	70.99	2.23	Focus on revenue growth in existing accounts, client references, focus group, revenue forecast

Target for 200% of STIP Component				Target for 300% of STIP Component (MAX Payout)				Actual Performance
Name	GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin ($M)	EPS ($)	Total % Achievement

Prashant Ranade	1032.00	NA	2.31	1,054.00	NA	2.38	923.8	NA	1.99	20%

Rakesh Khanna	1032.00	NA	2.31	1,054.00	NA	2.38	923.8	NA	1.99	20%

Anil Agrawal	1032.00	NA	2.31	1,054.00	NA	2.38	923.8	NA	1.99	20%

Daniel Moore	1032.00	NA	2.31	1,054.00	NA	2.38	923.8	NA	1.99	20%

Raja Ray	176.50	73.26	2.31	180.18	74.77	2.38	164.6	66.84	1.99	20%

Based on 2017 performance, Mr. Ranade received a STIP award of $83,243, Mr. Khanna received a STIP reward of $27,920, Mr. Agrawal received a STIP award of $6,515, Mr. Moore received a STIP award of $22,975, and Mr. Ray received a STIP award of $26,383.

LTIP

In 2017, the Committee approved the granting of LTIP awards that consisted of grants of restricted stock units to the NEOs. These incentives are designed to motivate NEOs to make decisions in support of long-term Company financial interests while also serving as the primary tool for attraction and retention. The Committee strongly believes that creating long term value is the key to retention of senior talent to meet the long term goals of the organization. Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept a LTIP award.

The individual restricted stock unit award for each NEO is detailed in the Grants of Plan Based Awards Table.

The Committee determined the specific long-term equity compensation granted to NEOs in fiscal year 2017 under the following process. First, the Committee determined the total dollar amount of long-term equity compensation to be available for issuance for all employees other than the CEO. The Committee arrives at this dollar amount by multiplying expected operating income for the year by a factor of between 2.5% and 2.8%. To determine the total number of restricted stock units available for all employees other than the CEO, the Committee divides the total dollar amount of long-term equity compensation to be available by the twenty day average price of Common Stock as of the date of determining the total pool. The Committee then requested the recommendation of the CEO on the allocation of the total number of restricted stock units among employees.

The CEO then evaluated long-term equity compensation allocation on the basis of the following parameters: relationship between the individual’s contribution and business earnings, expected future contribution, local job market vis-à-vis retention of the individual, past performance as per the formal appraisal system, future long term potential, job complexity, job size of the respective position, job knowledge, responsibility, authority and accountability level and overall impact on the business.

The CEO noted that Mr. Agrawal has 16 years of experience with Syntel and is serving as Chief Financial Officer, and also took into account the challenging tax environment globally, Mr. Agrawal’s material involvement in the business, and the robust job market in India. The CEO noted that Mr. Moore has 21 years of experience with Syntel as General Counsel and took into account Mr. Moore’s handling of litigation matters and the complex global compliance environment. The CEO noted that Mr. Ray has eight years of experience with Syntel and served as head of a business unit, facing a challenging business climate and handling complex business negotiations.

The Committee then received and evaluated the judgment and allocation recommended by the CEO and approved the recommendations.

The factors considered by the Committee in determining the Co-Chairman and CEO grants in 2017 included Mr. Ranade’s and Mr. Khanna’s 2017 performance, the desire to ‘lock in’ Mr. Ranade as Co-Chairman and Mr. Khanna as CEO for at least a four year period under the restricted stock unit vesting criteria, and each officer’s respective expertise. Mr. Ranade and Mr. Khanna have no input into the Committee’s determination of their LTIP awards.

In consideration of the impact of the special dividend of $15.00 per share declared by Syntel and payable in October 2016, the Committee determined that restricted stock units granted prior to the dividend record date would receive a cash amount equivalent to the special dividend when the applicable restrictions lapse on those units.

In November 2016, the Committee established a program for a one-time grant of restricted stock units to certain senior management employees, including the NEOs, as an additional LTIP award. The parameters of the program and the restrictions on the restricted stock units granted were consistent with the annual restricted stock unit grants to NEOs, except as follows:

1.	The NEO may purchase up to a specified number of shares of Common Stock whose purchase price is equal to up to 25% of the NEO’s base salary (“Purchased Shares”).

2.	Upon proof of purchase of the Common Stock, the NEO will receive a grant of restricted stock units equal to 25% of the number of the Purchased Shares (the “Grant”).

3.	The restriction period on 25% of the Grant will lapse on each of the first four anniversaries of the grant date.

4.	The restricted stock units will be forfeited if the NEO ceases to be an employee of Syntel or if the employee does not retain Purchased Shares equal to four times the remaining restricted stock units from the Grant through the applicable restriction period.

This program was considered in conjunction with anticipated 2016 STIP awards and 2017 base salary adjustments and also established to further encourage meaningful stock ownership by Syntel’s NEOs so as to align their interests more closely with the shareholders’ interest as described below. The program was active in late 2016 and early 2017 and has now ended.

Stock Ownership Requirements

The Committee encourages meaningful stock ownership by Syntel’s NEOs so as to align their interests more closely with the shareholders’ interest. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan for NEOs.

“Stock Ownership” is defined to include all non-restricted stock and restricted stock units owned by the officer directly. The minimum share ownership requirement for NEOs other than the CEO is 4,000 shares to be achieved within three years of the appointment as an executive officer. The minimum share ownership requirement for the CEO is Common Stock worth three times the CEO’s base salary to be achieved within three years of the appointment as CEO.

Stock ownership levels must be maintained as long as the executive officer is employed by Syntel and is an executive officer. The Committee reviews the executive officers’ progress toward and compliance with the share ownership requirements on an annual basis.

As of December 31, 2017, all NEOs had met applicable stock ownership requirements.

Clawback Policy

Syntel has in place an Employee Compensation Clawback Policy that allows the Board of Directors, or any of its committees, upon determining that any bonus, incentive payment, equity award, or other compensation was awarded or received by an employee based on any financial results or operating metrics that were satisfied as a result of the employee’s knowing or intentional fraudulent or illegal conduct, to recover all or any part of that compensation, as it deems appropriate in the circumstances.

Retirement Plans

The retirement plans available to NEOs are the same plans available to all other employees, a self-funded 401(k) plan for U.S.-based employees with no Company match and a government mandated retirement plan for India-based employees.

Health and Welfare Benefits

The health and welfare plans provided to the NEOs are the same plans available to all other employees.

D&O Liability Insurance Policy

All directors and officers, including the NEOs, are covered by directors’ and officers’ liability insurance maintained by Syntel.

Certain Other Benefits

Syntel provided perquisites to certain NEOs in 2017 as summarized below and as reflected in the Summary Compensation Table.

A. Certain telephone expenses were reimbursed to Mr. Desai, Mr. Khanna, and Mr. Agrawal.

B. Car allowances were provided to Mr. Khanna, Mr. Agrawal, and Mr. Ranade.

C. Meal allowances were provided to Mr. Khanna and Mr. Agrawal.

D. Club memberships were provided for Mr. Khanna and Mr. Ranade.

E. Syntel paid the annual insurance premiums for Mr. Khanna, Mr. Agrawal, and Mr. Ranade for medical, accidental death, and life insurance coverage and the annual insurance premiums for Mr. Moore for life insurance coverage.

F. Professional association dues were paid for Mr. Moore.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Syntel’s Annual Report on Form 10-K for the year ended December 31, 2017.

This report is submitted by the Compensation Committee of the Board.

PARITOSH K. CHOKSI, CHAIRPERSON

RAJESH MASHRUWALA

VINOD K. SAHNEY

Summary Compensation Table

The following table provides summary information concerning the compensation during the last three fiscal years of those serving as Syntel’s principal executive officer (CEO) and principal financial officer (CFO) during the 2017 fiscal year, the Co-Chairman and co-founder, who also functions as a principal executive officer, and of the three other most highly compensated executives of Syntel for the 2017 fiscal year (collectively, the “named executive officers,” and individually a “named executive officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)

Bharat Desai Co-Chairman	2017	250,000	—	—	—	21,919	(4)	271,919
	2016	250,000	—	—	—	19,237		269,237
	2015	250,000	—	—	—	20,405		270,405

Rakesh Khanna Chief Executive Officer and President (5)(6)	2017	272,767	22,259	624,492	27,920	139,526	(7)	1,086,964
	2016	237,985	18,215	417,686	15,875	5,452		695,213
	2015	219,343	17,703	215,602	163,512	5,867		622,027

Anil Agrawal Chief Financial Officer and Chief Information Security Officer (5)	2017	80,870	6,623	116,864	6,515	36,924	(8)	247,796
	2016	82,523	5,123	125,061	12,949	5,241		230,897
	2015	57,644	4,465	160,445	31,195	8,842		262,591

Prashant Ranade Co-Chairman (5)	2017	788,940	65,689	547,531	83,243	528,102	(9)	2,013,505
	2016	473,340	36,819	4,030,000	48,615	10,085		4,598,859
	2015	399,066	31,562	281,220	357,739	10,247		1,079,834

Daniel M. Moore Chief Administrative Officer, General Counsel and Secretary	2017	344,625	—	85,822	22,975	49,775	(10)	503,197
	2016	344,625	—	106,724	21,826	900		474,075
	2015	331,380	—	140,610	201,037	1,330		674,357

Raja Ray Senior Vice President, RCT, Logistics, and Travel Business Unit Head	2017	293,635	—	114,673	26,383	39,420	(11)	474,111
	2016	293,885	—	75,686	19,523	—		389,094
	2015	287,870	—	140,610	63,889	—		492,369

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2017, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named executive officers. These stock awards were made under the LTIP.
(2)	The 2017 amount represents a STIP award for 2017 performance.
(3)	In consideration of the impact of the special dividend of $15.00 per share declared by Syntel and payable in October 2016, the Compensation Committee determined that all restricted stock units granted under the Amended and Restated Stock Option and Incentive Plan and the 2016 Incentive Plan prior to the dividend record date would receive a cash amount equivalent to the special dividend when the applicable restrictions lapsed on those units. The cash amount for restricted stock units vesting in 2017 is included in this column for Messrs. Khanna, Agrawal, Ranade, Moore, and Ray, who held restricted stock units granted prior to the October 2016 dividend record date.
(4)	Represents perquisites of $21,919 for telephone expenses.
(5)

Other than the calculation of stock awards and option awards, the amounts given for Messrs. Agrawal, Khanna, and Ranade were converted from Indian rupees. For purposes of the disclosures throughout this proxy statement, Indian rupees were converted to U.S. dollars by using the quarterly income statement rate used for GAAP reporting for the applicable month.
(6)	Mr. Khanna was Interim Chief Executive Officer and President until July 16, 2017. The Board of Directors appointed Mr. Khanna as Chief Executive Officer and President on July 17, 2017.
(7)	Represents a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $133,470 and perquisites of $6,056 that consist of the cost of providing a car allowance of $3,324, meal allowance of $369, telephone expense reimbursement of $739, club membership of $232, a contribution to the Provident Fund on his behalf of $332, and $1,060 in premiums for medical, accidental death, and life insurance coverage.
(8)	Represents a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $25,067 and perquisites of $11,857 that consist of the cost of providing a car allowance of $9,799, meal allowance $369, telephone expense reimbursement of $739, a contribution to the Provident Fund on his behalf of $332, and $618 in premiums for medical, accidental death, and life insurance coverage.
(9)	Represents a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $516,770 and perquisites of $11,332 that consist of the cost of providing a car allowance of $8,959, club membership of $214, a contribution to the Provident Fund on his behalf of $332, and $1,827 in premiums for medical, accidental death, and life insurance coverage.
(10)	Represents a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $39,000 and perquisites of $10,775 that consists of $1,110 for payment of memberships in professional organizations and $9,665 for life insurance premiums.
(11)	Represents a cash payment in lieu of the October 2016 special dividend that was paid on restricted stock units upon vesting of $39,420.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth sets forth information for each of the named executive officers as to grants of non-equity and equity plan awards in 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)

Bharat Desai	—	—	—	—	—	—

Rakesh Khanna	1/1/17	—	138,519	415,557	—	—
	8/11/17	—	—	—	34,200	624,492

Anil Agrawal	1/1/17	—	32,321	96,963	—	—
	8/11/17	—	—	—	6,400	116,864

Prashant Ranade	1/1/17	—	412,994	1,238,982	—	—
	5/8/17	—	—	—	1,466	27,121
	8/11/17	—	—	—	28,500	520,410

Daniel M. Moore	1/1/17	—	114,875	344,625	—	—
	8/11/17	—	—	—	4,700	85,822

Raja Ray	1/1/17	—	131,915	395,745	—	—
	5/8/17	—	—	—	1,066	19,721
	8/11/17	—	—	—	5,200	94,952

(1)	Set forth are estimated future payouts under the STIP (granted effective 1/1/17 for all executive officers). “Threshold” and “Target” amounts are the same under the STIP.
(2)	The amounts given for Messrs. Agrawal, Khanna, and Ranade were converted from Indian rupees.
(3)	This column reports the number of shares of restricted stock units granted under Syntel’s 2016 Plan to each of the named executive officers on the applicable dates. The restricted stock units vest 25% on each of the first four anniversary dates of the grant.
(4)	This column reports the grant date fair value of each equity award granted in 2017 computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name

Bharat Desai	—		—	—	—

Rakesh Khanna	6,000	(2)	137,940	—	—
	2,300	(4)	52,877	—	—
	15,000	(7)	344,850	—	—
	548	(10)	12,599	—	—
	34,200	(12)	786,258	—	—

Anil Agrawal	250	(3)	5,748	—	—
	500	(4)	11,495	—	—
	1,250	(5)	28,738	—	—
	4,500	(6)	103,455	—	—
	175	(10)	4,023	—	—
	6,400	(12)	147,136	—	—

Prashant Ranade	25,000	(2)	574,750	—	—
	3,000	(4)	68,970	—	—
	150,000	(8)	3,448,500	—	—
	1,466	(11)	33,703	—	—
	28,500	(12)	655,215	—	—

Daniel M. Moore	750	(3)	17,243	—	—
	1,500	(4)	34,485	—	—
	3,240	(9)	74,488	—	—
	805	(10)	18,507	—	—
	4,700	(12)	108,053	—	—

Raja Ray	750	(3)	17,243	—	—
	1,500	(4)	34,485	—	—
	2,880	(9)	66,211	—	—
	1,066	(11)	24,507	—	—
	5,200	(12)	119,548	—	—

(1)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of Common Stock on December 31, 2017, which was $22.99 per share.
(2)	This stock unit award was granted on April 21, 2014, and has vested or will vest in four equal installments on April 21, 2015, April 21, 2016, April 21, 2017, and April 21, 2018.
(3)	This stock unit award was granted on September 3, 2014, and has vested or will vest in four equal installments on September 3, 2015, September 3, 2016, September 3, 2017, and September 3, 2018.
(4)	This stock unit award was granted on October 26, 2015, and has vested or will vest in four equal installments on October 26, 2016, October 26, 2017, October 26, 2018, and October 26, 2019.

(5)	This stock unit award was granted on December 11, 2015, and has vested or will vest in four equal installments on December 11, 2016, December 11, 2017, December 11, 2018, and December 11, 2019.
(6)	This stock unit award was granted on November 1, 2016, and has vested or will vest in four equal installments on November 1, 2017, November 1, 2018, November 1, 2019, and November 1, 2020.
(7)	This stock unit award was granted on November 23, 2016, and has vested or will vest in four equal installments on November 23, 2017, November 23, 2018, November 23, 2019 and November 23, 2020.
(8)	This stock unit award was granted on November 24, 2016, and has vested or will vest in four equal installments on November 24, 2017, November 24, 2018, November 24, 2019 and November 24, 2020.
(9)	This stock unit award was granted on November 28, 2016, and has vested or will vest in four equal installments on November 28, 2017, November 28, 2018, November 28, 2019 and November 28, 2020.
(10)	This stock unit award was granted on December 15, 2016, and has vested or will vest in four equal installments on December 15, 2017, December 15, 2018, December 15, 2019 and December 15, 2020, subject to the retention of shares of Syntel Common Stock purchased in the open market in order to qualify for this reward.
(11)	This stock unit award was granted on May 8, 2017, and will vest in four equal installments on May 8, 2018, May 8, 2019, May 8, 2020 and May 8, 2021, subject to the retention of shares of Syntel Common Stock purchased in the open market in order to qualify for this reward.
(12)	This stock unit award was granted on August 11, 2017, and will vest in four equal installments on August 11, 2018, August 11, 2019, August 11, 2020 and August 11, 2021.

2017 OPTION EXERCISES AND STOCK VESTED

The Table below shows the number of shares of Common Stock acquired during 2017 upon the vesting of restricted shares. The named executive officers hold no Syntel stock options.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Bharat Desai	—	—

Rakesh Khanna	14,083	289,409

Anil Agrawal	3,234	72,836

Prashant Ranade	84,500	1,858,835

Daniel M. Moore	3,949	85,010

Raja Ray	3,585	75,650

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the Common Stock closing price on the business day prior to vesting.

Pension Benefits 2017

In accordance with the Payment of Gratuity Act, 1972 of India, Syntel’s Indian subsidiary provides for gratuity, a defined retirement benefit plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, based on the respective employee’s salary and the term of employment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Bharat Desai	—	—	—	—

Rakesh Khanna	Gratuity Plan	12	15,511	—

Anil Agrawal	Gratuity Plan	17	15,511	—

Prashant Ranade	Gratuity Plan	8	15,511	—

Daniel M. Moore	—	—	—	—

Raja Ray	—	—	—	—

(1)	The gratuity under the Gratuity Plan is restricted to 1,000,000 Indian Rupees or $15,511.

Potential Payments Upon Termination or Change-in-Control

Under the terms of Syntel’s prior Amended and Restated Stock Option and Incentive Plan (the “2006 Stock Option Plan”) and the 2016 Plan (collectively the “Plans”), and the restricted stock agreements (collectively the “Agreements”) entered into with named executive officers under the Plans, if a named executive officer has a “Change in Position” subsequent to a “Change in Control”, the remaining restriction period on any restricted stock granted under the Plans immediately lapses and the shares become fully transferable.

Under the Plans a “Change in Position” is defined to be: (i) involuntary termination of the named executive officer’s employment; or (ii) a significant reduction in the duties, responsibilities, compensation and/or fringe benefits of the named executive officer, or the assignment to the named executive officer of duties inconsistent with the named executive officer’s position (all as in effect immediately prior to a Change in Control), whether or not the named executive officer voluntarily terminates employment as a result.

Under the Plans, a “Change in Control” is defined to be the occurrence of any of the following events that do not involve a person or entity that was a shareholder of Syntel at the time the relevant plan was adopted: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent, or more, of Syntel’s outstanding Common Stock in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of Syntel’s assets to any person, firm or corporation; or (iii) a merger or similar transaction between Syntel and another entity if Syntel’s shareholders do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

The following table sets forth the estimated benefit to the respective named executive officer assuming that the noted event occurred on December 31, 2017 and, where applicable, using the closing price of the Common Stock on December 31, 2017, which was $22.99 per share. While the amounts shown and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that the events noted below had occurred on December 31, 2017, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 2006 Stock Option Plan or 2016 Plan and the Agreements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Change in Position	After Change in Control Change in Position		Voluntary Termination	Death	Disability	Change in Control

Bharat Desai	—	—	—		—	—	—	—

Rakesh Khanna	Lapsing of Restrictions on Restricted Stock	—	$1,334,524	(1)	—	—	—	—

Anil Agrawal	Lapsing of Restrictions on Restricted Stock	—	$300,594	(1)	—	—	—	—

Prashant Ranade	Lapsing of Restrictions on Restricted Stock	—	$4,781,138	(1)	—	—	—	—

Daniel M. Moore	Lapsing of Restrictions on Restricted Stock	—	$252,775	(1)	—	—	—	—

Raja Ray	Lapsing of Restrictions on Restricted Stock	—	$261,994	(1)	—	—	—	—

(1)	Represents the aggregate intrinsic value of the lapsing of restrictions on each named executive officer’s restricted stock.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Rakesh Khanna, our CEO. For the year ended December 31, 2017:

•	the median of the annual total compensation of all Syntel employees (other than Mr. Khanna), was $7,451; and

•	the annual total compensation of Mr. Khanna, as reported in the Summary Compensation Table above, was $1,086,732.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 146 to 1.

To identify the median of the annual total compensation of all Syntel employees, as well as to determine the total compensation of the “median employee” our methodology involved certain material assumptions, adjustments, and estimates as permitted by the SEC rules and interpretations. In this regard, as of December 31, 2017, our global employee population consisted of 21,482 individuals, with approximately 16% of these persons located in the United States, 80% located in India, and the remaining 4% located in various countries in Europe, Asia, and North America.

To identify the “median employee” from our employee population, we compared the amount of base salary and target bonuses of our employees as reflected in our human resource records for 2017. Since a small percentage of our employees receive annual equity awards, those awards were excluded from our compensation measure, but annual target bonuses were included as a large majority of our employees is eligible to receive annual bonuses. Using this compensation measure, which was consistently applied to all employees, we identified our median employee as a full-time salaried employee located in India. We did not make any cost-of-living adjustments or other permitted modifications in identifying our median employee.

Once we identified our median employee, we combined all of the elements of the median employee’s compensation for 2017 based upon the same components of compensation used to determine Mr. Khanna’s compensation for purposes of the Summary Compensation Table disclosure above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, with respect to Syntel’s equity compensation plans, (i) the number of shares of Common Stock to be issued upon the exercise of outstanding options, warrants, and rights, (ii) the weighted average exercise price of outstanding options, warrants, and rights, and (iii) the number of shares remaining available for future issuance, as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	Weighted-average exercise price of outstanding options, warrants, and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (1)) *
Equity compensation plans approved by shareholders	—	—	15,298,853
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	—	—	15,298,853

*	Includes 15,298,853 shares available for future issuance under Syntel’s 2016 Plan.

PROPOSAL 2. AN ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO SYNTEL’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act and related rules of the SEC, we are providing our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Consistent with the advisory vote of the shareholders in 2017, the Board has determined that the opportunity for such a vote will occur at every annual meeting of shareholders and is therefore being held in connection with this annual meeting.

As described in detail in “Executive Compensation – Compensation Disclosure and Analysis,” Syntel seeks to provide an incentive to the named executive officers to create long-term shareholder value, provide compensation that is competitive in order to attract, retain, and motivate the best possible executive talent, and provide rewards to the named executive officers based on Company and individual performance. Please read the “Compensation Discussion and Analysis” above and the related executive compensation disclosures so that you have an understanding of Syntel’s executive compensation philosophy, policies, and practices.

The vote on this proposal is not intended to address any specific element of compensation; rather the vote relates to the compensation of Syntel’s named executive officers as described in this proxy statement. Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares not voted, whether by marking “Abstain” on the proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote. The vote is advisory, which means that the vote is not binding on Syntel, the Board of Directors, or the Compensation Committee. Valid proxies received by Syntel will be voted in favor of the following shareholder resolution unless a contrary choice is indicated.

Syntel will present the following resolution at the Annual Meeting: “RESOLVED, that Syntel’s shareholders approve, on an advisory basis, the compensation paid to Syntel’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, in Syntel’s Proxy Statement for the 2018 Annual Meeting of Shareholders.”

Board Recommendation

The Board recommends that you vote FOR the resolution approving, on an advisory basis, the compensation paid to Syntel’s named executive officers.

Independent Registered Public Accounting Firm

Crowe Horwath LLP (“Crowe Horwath”) has audited Syntel’s financial statements since July 2004. A representative is expected to be available by conference telephone at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table lists the aggregate fees for professional services rendered by Crowe Horwath for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” which pertain to the last two fiscal years.

	Fiscal Year Ended
	December 31, 2017	December 31, 2016
Audit Fees	$706,694	$608,818
Audit Related Fees	$14,440	$14,014
Tax Fees	—	$7,465
All Other Fees	$128,126	$142,533

Audit Fees represent fees for professional services rendered for the audit of the consolidated financial statements of Syntel, assistance with review of documents filed with the SEC, and the audit of management’s assessment of the effectiveness of internal controls over financial reporting. Audit-Related Fees represent professional fees in connection with the statutory audit services relative to the 401(k) plan for Syntel, Inc. Tax Fees represent fees for services related to tax compliance, tax advice, and tax planning. All Other Fees represent consultation on accounting issues relating to various miscellaneous matters such as the special dividend and repatriation, new and renewed contracts, and accounting pronouncements.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual statutory audit of Syntel’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal years ended December 31, 2017 and December 31, 2016 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and has advised Syntel that, in its opinion, the activities performed by Crowe Horwath on Syntel’s behalf are compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, appointing an independent registered public accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent registered public accounting firm for audit services, non-audit services, and related matters. The Board has adopted an Audit Committee Charter, which is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare Syntel’s financial statements, to plan or conduct audits, or to determine that Syntel’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Syntel’s management is responsible for preparing Syntel’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of Syntel in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Syntel’s audited consolidated financial statements with management and with Crowe Horwath, Syntel’s independent registered public accounting firm for the year ending December 31, 2017, both with and without management present. The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 – Communications with Audit Committees, as modified or supplemented. The Audit Committee has received from Crowe Horwath the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, has discussed Crowe Horwath’s independence with them, and has considered the compatibility of non-audit services with the auditor’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, inclusion of the audited consolidated financial statements in Syntel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS DOEKE, CHAIRPERSON

PARITOSH K. CHOKSI

REX E. SCHLAYBAUGH, JR.

PROPOSAL 3. RATIFYING THE APPOINTMENT OF SYNTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of Crowe Horwath to serve as Syntel’s independent registered public accountant for the 2018 fiscal year requires the affirmative vote of a majority of the shares casting a vote on this proposal, in person or by proxy. Syntel’s 2018 fiscal year began on January 1, 2018 and will end on December 31, 2018. You may vote “for” or “against” or “abstain” from this proposal. Valid proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated. Shares not voted, whether by marking “Abstain” on the proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in Syntel’s and its shareholders’ best interests.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Crowe Horwath to serve as Syntel’s independent registered public accountants for the 2018 fiscal year.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Syntel’s Common Stock by (i) any person or entity known by the management of Syntel to have been the beneficial owner of more than five percent of Syntel’s outstanding Common Stock as of April 11, 2018, (ii) the nominees, present directors, and named executive officers of Syntel, and (iii) by all directors and executive officers of Syntel as a group. There were 82,967,354 shares of Syntel Common Stock outstanding on April 11, 2018.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)		PERCENT OF CLASS (2)

Bharat Desai	30,581,919	(3)	36.9%
1001 Brickell Bay Dr., Suite 3102
Miami, Florida 33131

Neerja Sethi	20,397,069	(4)	24.6%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

Rakesh Vij	19,237,384	(5)	23.2%
5607 Hartsdale Dr.
Houston, Texas 77036

NS Trust dated February 28, 1997 I	9,318,692	(6)	11.2%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

NS Trust dated February 28, 1997 II	9,318,692	(6)	11.2%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

Capital Research Global Investors	4,931,836	(7)	5.9%
333 South Hope Street
Los Angeles, California 90071

Anil Agrawal	21,446	(8)	*

Paritosh K. Choksi	97,148	(8)	*

Thomas Doeke	27,701	(8)	*

Raja Ray	27,522	(8)	*

Rakesh Khanna	116,458	(8)	*

Rajesh Mashruwala	23,357	(8)	*

Daniel M. Moore	20,963	(8)	*

Prashant Ranade	307,933	(8)	*

Vinod K. Sahney	13,037	(8)	*

Rex E. Schlaybaugh, Jr.	11,228	(8)	*

All Directors, Nominees, and Executive
Officers as a group (24 persons)	48,187,962	(8)	58.1%

*	Less than 1%.

(1)	For the purpose of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date over which such person has voting power, investment power, or has the right to acquire such power within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of Syntel’s Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the Common Stock of Syntel represented by restricted stock units and shown as owned by certain executive officers and directors, the executive officers and directors have no voting power or investment power over those restricted stock units.
(2)	Percentages given in this table total more than 100% due to multiple persons or entities being deemed to have beneficial ownership of the same shares, as noted in the footnotes below.
(3)	Mr. Desai holds shared voting and dispositive power for (a) 9,318,692 shares held by the NS Trust dated February 28, 1997 I, (b) 9,318,692 shares held by the NS Trust dated February 28, 1997 II, (c) 150,000 shares held by the NS Trust dated May 17, 1997 V, (d) 150,000 shares held by the NS Trust dated May 17, 1997 VI, for which three trusts Mr. Desai is a co-trustee with Rakesh Vij, (e) 2,142,825 shares held by the DS Foundation, (f) 1,554,528 shares held by the Desai Sethi Foundation, for which two foundations Mr. Desai is a member of the board of trustees along with Neerja Sethi and two other individuals, and (g) 8,050 shares held in several educational trusts for the benefit of other individuals, for which trusts Mr. Desai is the trustee. Mr. Desai disclaims beneficial ownership of shares held by the foundations and the trusts.
(4)	Ms. Sethi holds shared voting and dispositive power for (a) 150,000 shares held by the BD Trust dated May 17, 1997 III and (b) 150,000 shares held by the BD Trust dated May 17, 1997 IV, for which two trusts Ms. Sethi is a co-trustee with Rakesh Vij, (c) 4,100 shares held in several educational trusts for the benefit of other individuals, for which trusts Ms. Sethi is the trustee, (d) 2,142,825 shares held by the DS Foundation, and (e) 1,554,528 shares held by the Desai Sethi Foundation, for which two foundations Ms. Sethi is a member of the board of trustees along with Bharat Desai and two other individuals. Ms. Sethi disclaims beneficial ownership of shares held by the foundations and the trusts.
(5)	Rakesh Vij holds shared voting and dispositive power for (a) 9,318,692 shares held by the NS Trust dated February 28, 1997 I, (b) 9,318,692 shares held by the NS Trust dated February 28, 1997 II, (c) 150,000 shares held by the BD Trust dated May 17, 1997 III, (d) 150,000 shares held by the BD Trust dated May 17, 1997 IV, (e) 150,000 shares held by the NS Trust dated May 17, 1997 V, and (f) 150,000 shares held by the NS Trust dated May 17, 1997 VI, for which six trusts Rakesh Vij is a co-trustee. Rakesh Vij disclaims beneficial ownership of shares held by the trusts. The shares listed in (a), (b), (e), and (f) are also included under Mr. Desai’s ownership as he is a co-trustee with Mr. Vij for these trusts and shares voting and dispositive power for those shares of Common Stock. The shares listed in (c) and (d) are also included under Ms. Sethi’s ownership as she is a co-trustee with Mr. Vij for these trusts and shares voting and dispositive power for those shares of Common Stock.
(6)	These shares are also included under both Mr. Desai’s and Mr. Vij’s ownership as they are co-trustees for these trusts and share voting and dispositive power for these shares of Common Stock.
(7)	Information based upon a Schedule 13G/A filed on February 14, 2018 by Capital Research Global Investors.

(8)	The number of shares shown in the table includes the following number of shares of Common Stock which are represented by restricted stock units: Anil Agrawal, 13,076; Paritosh K. Choksi, 5,114; Thomas Doeke, 5,114; Raja Ray, 11,396; Rakesh Khanna, 58,049; Rajesh Mashruwala, 5,114; Daniel M. Moore, 10,996; Prashant Ranade, 207,966; Vinod K. Sahney 5,114; Rex E. Schlaybaugh, Jr., 5,114; Neerja Sethi, 5,114 and all directors and executive officers as a group, 446,222.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Syntel’s executive officers and directors, and persons who own more than ten percent of a registered class of Syntel’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish Syntel with copies of all Section 16(a) forms they file.

Based solely on Syntel’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Syntel believes that, except for the following, its officers, directors, and greater than ten percent beneficial owners met all applicable filing requirements during the last year. The following persons filed the listed reports after their due dates: Ben Andradi, one Form 4 Statement of Changes in Beneficial Ownership reporting two transactions and Sanjay Garg, one Form 4 Statement of Changes in Beneficial Ownership reporting two transactions.

Transactions with Related Persons

The Board has adopted written policies and procedures for the disclosure, review and approval of any transaction in which Syntel or one of its subsidiaries is a participant and in which any “related person” or “Covered Individual” (director, executive officer or their immediate family members, or shareholders owning five percent or more of Syntel’s outstanding Common Stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Board. Under Syntel’s Code of Ethical Conduct, officers, directors, and employees of Syntel are required to report proposed related party transactions to the Board. Syntel is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of 2017 where the foregoing policies and procedures did not require review, approval, or ratification of such transaction or where such policies and procedures were not followed. Syntel has had no transactions since the beginning of 2017, nor does it currently have any proposed transactions, in which it was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

Shareholder Proposals for 2018 Annual Meeting

Shareholder proposals to be presented at the 2019 Annual Meeting of Shareholders must be received by Syntel not later than December 26, 2018 if they are to be included in Syntel’s proxy statement for the 2019 Annual Meeting of Shareholders. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 and should also be sent by email to the Corporate Secretary at Daniel_Moore@Syntelinc.com.

Shareholder proposals to be presented at the 2019 Annual Meeting of Shareholders which are not to be included in Syntel’s proxy statement for that meeting must be received by Syntel not before March 8, 2019 and not later than April 7, 2019; or, for any special meeting of shareholders, no later than 10 days after the day of the public announcement of the date of the special meeting in accordance with the procedures contained in Syntel’s Bylaws. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 and should also be sent by email to the Corporate Secretary at Daniel_Moore@Syntelinc.com.

Other Matters

At the date of this proxy statement, management is not aware of any matters to be presented for action at the 2018 Annual Meeting of Shareholders other than the matters described in this proxy statement. If any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Daniel M. Moore

Chief Administrative Officer, General

Counsel, and Secretary

April 27, 2018

COPIES OF SYNTEL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DANIEL M. MOORE, CHIEF ADMINISTRATIVE OFFICER, SYNTEL, INC., 525 E. BIG BEAVER ROAD, SUITE 300, TROY, MICHIGAN 48083.

SYNTEL, INC. ATTN: DANIEL M. MOORE 525 E. BIG BEAVER ROAD, SUITE 300 TROY, MI 48083

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐

Nominees
01 Paritosh K. Choksi 02 Bharat Desai 06 Prashant Ranade 07 Vinod K. Sahney		03 Thomas Doeke 08 Rex E. Schlaybaugh, Jr.		04 Rakesh Khanna 09 Neerja Sethi	05 Rajesh Mashruwala

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2 An advisory (non-binding) vote to approve the compensation paid to Syntel’s named executive officers.					☐	☐	☐

3 A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000372688_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Wrap is/are available at www.proxyvote.com

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SYNTEL, INC.

Annual Meeting of Shareholders

June 6, 2018 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bharat Desai and Daniel M. Moore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Syntel, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Syntel, Inc. to be held June 6, 2018 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000372688_2     R1.0.1.17